151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2015 RESULTS

•	Operating earnings per share (1) were $2.39 for the first quarter of 2015

•	Net income (2) per share was $2.20 for the first quarter of 2015

•	Medical membership totaled approximately 23.7 million at March 31, 2015, a sequential increase of 122,000 members

•	Operating revenue (3) was $15.1 billion for the first quarter of 2015, an 8 percent increase over the corresponding period in 2014

•	Aetna now projects full-year 2015 operating earnings per share of $7.20 to $7.40 (4)

HARTFORD, Conn., April 28, 2015 - Aetna (NYSE: AET) announced first-quarter 2015 operating earnings (1) of $844.3 million, or $2.39 per share, a per-share increase of 21 percent over the first quarter of 2014. Net income (2) for the first quarter of 2015 was $777.5 million, or $2.20 per share. Net income for the first quarter of 2015 includes $0.19 per share of net charges, which are detailed in the Summary of Results table on page 8.

First-Quarter Financial Results at a Glance

(Millions, except per share results)	2015	2014	Change
Operating revenue (3)	$15,086.0	$13,966.3	8%
Total revenue	15,094.1	13,994.8	8%
Operating earnings (1)	844.3	722.0	17%
Net income (2)	777.5	665.5	17%

Per share results:
Operating earnings (1)	$2.39	$1.98	21%
Net income (2)	2.20	1.82	21%

Weighted average common shares - diluted	352.7	365.0

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“Aetna had a strong start to the year, growing medical membership, operating earnings and operating revenues to record levels in the first quarter of 2015,” said Mark T. Bertolini, Aetna chairman and CEO.  “This performance speaks to Aetna’s focus on operating fundamentals and the continued execution of our growth strategy.

“Based on these results, we are increasing our projection for operating earnings per share to $7.20 to $7.40, from our previous projection of at least $7.00.”

“We’re very pleased with our operating results, which continue to be supported by strong revenue growth, cash flow and operating margins,” said Shawn M. Guertin, Aetna executive vice president and CFO. “During the quarter, we continued to aggressively deploy capital to create shareholder value, returning $283 million through the repurchase of 2.1 million common shares and payment of an increased dividend.

“Our financial position, capital structure, and liquidity all continue to be very strong. At March 31, 2015, we had a debt-to-total-capitalization ratio of 35 percent, completing our targeted deleveraging after the Coventry acquisition earlier than our initial commitment.”

Total company results

•
Operating earnings (1) were $844.3 million for the first quarter of 2015 compared with $722.0 million for the first quarter of 2014. The 17 percent increase in operating earnings is primarily due to higher underwriting margins in Aetna's Health Care businesses, partially offset by an increase in general and administrative expenses.

•
Net income (2) was $777.5 million for the first quarter of 2015 compared with $665.5 million for the first quarter of 2014. Net income in all periods reflects net charges, which are detailed in the Summary of Results table.

•
Operating revenues (3) were $15.1 billion for the first quarter of 2015 compared with $14.0 billion for the first quarter of 2014. The 8 percent increase in operating revenues is primarily the result of membership growth in Aetna's Health Care businesses as well as higher Health Care premium yields. Total revenue was $15.1 billion and $14.0 billion for the first quarters of 2015 and 2014, respectively.

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•
Operating expenses (1) were $2.8 billion for the first quarter of 2015. The operating expense ratio (5) was 18.4 percent and 17.8 percent for the first quarters of 2015 and 2014, respectively. The increase in the operating expense ratio is primarily the result of increased investment spend to support Aetna's growth initiatives and the inclusion of general and administrative expenses from our 2014 acquisitions, partially offset by continued execution of Aetna's expense initiatives. The total company expense ratio was 18.7 percent and 17.5 percent for the first quarters of 2015 and 2014, respectively.

•
Pretax operating margin (6) was 10.2 percent for the first quarter of 2015 compared with 9.5 percent for the first quarter of 2014. Pretax operating margins increased as a result of higher underwriting margins in Aetna's Health Care businesses, primarily in the Government business. The after-tax net income margin was 5.2 percent and 4.8 percent for the first quarters of 2015 and 2014, respectively.

•
Effective tax rate was 43.2 percent for the first quarter of 2015 compared with 41.8 percent for the first quarter of 2014. The increase in the effective tax rate reflects the impact of health care reform, primarily from the 2015 increase in the non-deductible health insurer fee.

•	Share repurchases totaled 2.1 million shares at a cost of $196 million for the first quarter of 2015.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) were $835.6 million for the first quarter of 2015 compared with $719.0 million for the first quarter of 2014. Operating earnings increased primarily as a result of higher underwriting margins in both the Government and Commercial businesses, partially offset by an increase in general and administrative expenses as described in Operating expenses above.

•	Net income (2) was $766.5 million for the first quarter of 2015 compared with $721.7 million for the first quarter of 2014.

•
Operating revenues (3) were $14.4 billion for the first quarter of 2015 compared with $13.2 billion for the first quarter of 2014. The 9 percent increase is due primarily to membership growth in both Aetna's Government and Commercial businesses as well as higher premium yields. Total revenues were $14.4 billion and $13.2 billion for the first quarters of 2015 and 2014, respectively.

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•	Sequentially, first-quarter 2015 medical membership increased by 122,000 due to growth in Aetna's Medicare and Commercial Insured products.

•	Medical benefit ratios (MBRs) for the first quarters of 2015 and 2014 were as follows:

	2015	2014
Commercial	77.4%	77.2%
Government	81.3%	84.7%
Health Care	79.1%	80.4%

•
Aetna's first-quarter 2015 Commercial MBR was relatively flat when compared to the first quarter of 2014 primarily as a result of improved underwriting margins, which were more than offset by the impact of programs mandated by health care reform. In the first quarter of 2015, Aetna recorded an additional $198 million of health care reform net risk adjustment payables compared with no amount recorded in the first quarter of 2014. Aetna did not record any health care reform risk corridor receivables at March 31, 2015, or March 31, 2014.

•
Aetna's first-quarter 2015 Government MBR improved over the first quarter of 2014 primarily as a result of higher premium yields and actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses.

•
In the first quarter of 2015, Aetna experienced favorable development of prior-years' health care cost estimates in its Commercial, Medicaid and Medicare products. This prior-years' reserve development also resulted in contractual premium reductions under certain customer arrangements, including minimum medical loss ratio requirements in certain of Aetna's Government contracts.

•
Prior-years' health care costs payable estimates developed favorably by $653.1 million and $535.8 million during first-quarters 2015 and 2014, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2015 operating results.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) were $43.9 million for the first quarter of 2015 compared with $41.2 million for the first quarter of 2014, primarily reflecting improved experience in Aetna's Disability and Life products, partially offset by lower net investment income.

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•	Net income (2) was $45.8 million for the first quarter of 2015 compared with $42.4 million for the first quarter of 2014.

•
Operating revenues (3) were $617.0 million for the first quarter of 2015 compared with $612.0 million for the first quarter of 2014. Total revenues were $619.9 million and $614.9 million for the first quarters of 2015 and 2014, respectively.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) were $2.1 million for the first quarter of 2015 compared with $4.8 million for the first quarter of 2014, consistent with the run-off nature of this segment.

•	Net income (2) was $2.5 million for the first quarter of 2015 compared with $4.1 million for the first quarter of 2014.

•
Operating revenues (3) were $85.7 million for the first quarter of 2015 compared with $136.0 million for the first quarter of 2014, primarily as a result of the discontinuance of certain services under an existing customer contract in 2014, which also resulted in a corresponding reduction in total benefits and expenses during 2015. Total revenues were $86.3 million and $134.9 million for the first quarters of 2015 and 2014, respectively.

Aetna's conference call to discuss first-quarter 2015 results will begin at 8:00 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13606175. Telephone replays will be available until 11 p.m. ET on May 13, 2015.

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About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2015	2014
Revenue:
Health care premiums	$12,940.1	$11,911.7
Other premiums	538.0	561.6
Fees and other revenue	1,375.0	1,248.8
Net investment income	232.9	244.2
Net realized capital gains	8.1	28.5
Total revenue	15,094.1	13,994.8

Benefits and expenses:
Health care costs	10,240.5	9,576.3
Current and future benefits	528.1	578.7
Operating expenses:
Selling expenses	414.9	402.8
General and administrative expenses	2,401.8	2,047.6
Total operating expenses	2,816.7	2,450.4
Interest expense	79.0	85.6
Amortization of other acquired intangible assets	63.2	62.2
Loss on early extinguishment of long-term debt	—	91.9
Total benefits and expenses	13,727.5	12,845.1

Income before income taxes	1,366.6	1,149.7
Income taxes	590.3	480.3
Net income including non-controlling interests	776.3	669.4
Less: Net (loss) income attributable to non-controlling interests	(1.2)	3.9
Net income attributable to Aetna	$777.5	$665.5

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2015	2014
Operating earnings (1)	$844.3	$722.0
Transaction and integration-related costs, net of tax	(30.7)	(41.9)
Loss on early extinguishment of long-term debt, net of tax	—	(59.7)
Release of litigation-related reserve, net of tax	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.1)	(40.4)
Net realized capital gains, net of tax	5.0	18.5
Net income (2) (GAAP measure)	$777.5	$665.5

Weighted average common shares - basic	349.5	361.6

Weighted average common shares - diluted	352.7	365.0

Per Common Share
Operating earnings (1)	$2.39	$1.98
Transaction and integration-related costs, net of tax	(.09)	(.12)
Loss on early extinguishment of long-term debt, net of tax	—	(.16)
Release of litigation-related reserve, net of tax	—	.18
Amortization of other acquired intangible assets, net of tax	(.12)	(.11)
Net realized capital gains, net of tax	.02	.05
Net income (2) (GAAP measure)	$2.20	$1.82

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Segment Information (7)

	For the Three Months
	Ended March 31,
(Millions)	2015	2014
Health Care:
Operating revenue (3) (excludes net realized capital gains)	$14,383.3	$13,218.3
Net realized capital gains	4.6	26.7
Total revenue (GAAP measure)	$14,387.9	$13,245.0

Commercial Medical Benefit Ratio:
Premiums	$7,209.7	$6,814.6
Health care costs	$5,583.0	$5,257.5

Commercial MBR (GAAP measure)	77.4%	77.2%

Government Medical Benefit Ratio:
Premiums	$5,730.4	$5,097.1
Health care costs	$4,657.5	$4,318.8

Government MBR (GAAP measure)	81.3%	84.7%

Total Medical Benefit Ratio:
Premiums	$12,940.1	$11,911.7
Health care costs	$10,240.5	$9,576.3

Total MBR (GAAP measure)	79.1%	80.4%

Operating earnings (1)	$835.6	$719.0
Transaction and integration-related costs, net of tax	(30.7)	(41.9)
Release of litigation-related reserve, net of tax	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.1)	(39.7)
Net realized capital gains, net of tax	2.7	17.3
Net income (2) (GAAP measure)	$766.5	$721.7

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Segment Information continued (7)

	For the Three Months
	Ended March 31,
(Millions)	2015	2014
Group Insurance:
Operating revenue (3) (excludes net realized capital gains)	$617.0	$612.0
Net realized capital gains	2.9	2.9
Total revenue (GAAP measure)	$619.9	$614.9

Operating earnings (1)	$43.9	$41.2
Amortization of other acquired intangible assets, net of tax	—	(.7)
Net realized capital gains, net of tax	1.9	1.9
Net income (2) (GAAP measure)	$45.8	$42.4

Large Case Pensions:
Operating revenue (3) (excludes net realized capital gains (losses))	$85.7	$136.0
Net realized capital gains (losses)	.6	(1.1)
Total revenue (GAAP measure)	$86.3	$134.9

Operating earnings (1)	$2.1	$4.8
Net realized capital gains (losses), net of tax	.4	(.7)
Net income (2) (GAAP measure)	$2.5	$4.1

Corporate Financing: (8)
Operating loss (1)	$(37.3)	$(43.0)
Loss on early extinguishment of long-term debt, net of tax	—	(59.7)
Net loss (2) (GAAP measure)	$(37.3)	$(102.7)

Total Company:
Operating revenue (3) (excludes net realized capital gains) (A)	$15,086.0	$13,966.3
Net realized capital gains	8.1	28.5
Total revenue (GAAP measure) (B)	$15,094.1	$13,994.8

Operating expenses (C)	$2,771.1	$2,489.7
Transaction and integration-related costs	45.6	63.7
Release of litigation-related reserve	—	(103.0)
Total operating expenses (GAAP measure) (D)	$2,816.7	$2,450.4

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	18.4%	17.8%
Total company expense ratio (D)/(B) (GAAP measure)	18.7%	17.5%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2015	2014	2014
Medical Membership:
Commercial	19,859	19,822	19,226
Medicare Advantage	1,228	1,140	1,101
Medicare Supplement	488	462	417
Medicaid (9)	2,095	2,124	1,975
Total Medical Membership	23,670	23,548	22,719

Consumer-Directed Health Plans (10)	3,981	3,830	3,528

Dually-Eligible for Medicare and Medicaid (9)	23	11	—

Dental Membership:
Total Dental Membership	15,555	15,494	14,565

Pharmacy Benefit Management Membership:
Commercial	10,789	10,731	10,525
Medicare Prescription Drug Plan (stand-alone)	1,435	1,572	1,632
Medicare Advantage Prescription Drug Plan	850	754	725
Medicaid (9)	2,351	2,262	1,301
Total Pharmacy Benefit Management Services	15,425	15,319	14,183

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2015	2014
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest expense (A)	$1,546.3	$1,321.6
Interest expense	(79.0)	(85.6)
Transaction and integration-related costs	(45.6)	(63.7)
Loss on early extinguishment of long-term debt	—	(91.9)
Release of litigation-related reserve	—	103.0
Amortization of other acquired intangible assets	(63.2)	(62.2)
Net realized capital gains	8.1	28.5
Income before income taxes (GAAP measure)	$1,366.6	$1,149.7

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$895.7	$777.6
Interest expense, net of tax	(51.4)	(55.6)
Transaction and integration-related costs, net of tax	(30.7)	(41.9)
Loss on early extinguishment of long-term debt, net of tax	—	(59.7)
Release of litigation-related reserve, net of tax	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.1)	(40.4)
Net realized capital gains, net of tax	5.0	18.5
Net income (2) (GAAP measure) (B)	$777.5	$665.5

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital gains) (C)	$15,086.0	$13,966.3
Net realized capital gains	8.1	28.5
Total revenue (GAAP measure) (D)	$15,094.1	$13,994.8

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	10.2%	9.5%
After-tax net income margin (B)/(D) (GAAP measure)	5.2%	4.8%

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs of $30.7 million ($45.6 million pretax) during the three months ended March 31, 2015, related to the acquisitions of Coventry Health Care, Inc. (“Coventry”), the InterGlobal group (“InterGlobal”) and bSwift LLC ("bswift"). Aetna incurred integration-related costs of $41.9 million ($63.7 million pretax) during the three months ended March 31, 2014, related to the acquisition of Coventry. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses.

•
Aetna incurred a loss on the early extinguishment of long-term debt of $59.7 million ($91.9 million pretax) during the three months ended March 31, 2014 related to the redemption of Aetna's 6.0% senior notes due 2016.

•
Aetna recorded a charge of $78.0 million ($120.0 million pretax) during the three months ended December 31, 2012 related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. During the three months ended March 31, 2014, Aetna exercised its right to terminate the settlement agreement. As a result, Aetna released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced general and administrative expenses by $67.0 million ($103.0 million pretax) in the three months ended March 31, 2014.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Net Income (Loss) refers to net income (loss) attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income (loss) and net income per share are based upon net income (loss) attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2015 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $165 million ($254 million pretax), projected integration-related costs related to the Coventry, InterGlobal, and bswift acquisitions, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than estimated after-tax amortization of other acquired intangible assets and projected integration-related costs related to the Coventry, InterGlobal and bswift acquisitions) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2015 operating earnings per share reflect a range of 350 million to 352 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

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(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Medicaid membership includes members who are dually-eligible for both Medicare and Medicaid.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, amortization of other acquired intangible assets and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including: unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); increased pharmacy costs (including in our health insurance exchange products)); the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations; the implementation of health insurance exchanges; the profitability of our public health insurance exchange and Medicare Advantage products, where membership may have more adverse health status and/or higher medical benefit utilization than we projected; our ability to offset Medicare Advantage and PDP rate pressures; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Key components of the legislation will continue to be phased in through 2018, and we will be required to dedicate material resources and incur material expenses during 2015 to implement health care reform. Certain significant parts of the legislation, including aspects of public health insurance exchanges, Medicaid expansion, reinsurance, risk corridor and risk adjustment and the implementation of Medicare Advantage and Part D minimum MLRs, require further guidance and clarification at the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; our ability to diversify our sources of revenue and earnings (including by creating a consumer business and expanding our foreign operations), transform our business model, develop new products and optimize our business platforms; the success of our Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Coventry, the InterGlobal group, bswift and other businesses we may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or

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curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to us; our ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products and processes lead to access to quality affordable care by our members; our ability to maintain our relationships with third-party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in our financial ratings; and adverse impacts from any failure to raise the U.S. Federal government's debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2014 Annual Report on Form 10-K ("Aetna's 2014 Annual Report") on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna’s 2014 Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.